Exhibit 12.1

Jackson L. Morris

Attorney at Law

Admitted to Practice in Florida and Georgia

October 25, 2017

Board of Directors

Ziyen

1623 Central Avenue

Cheyenne, Wyoming 82001

Gentlemen:

I have acted, at your request, as special counsel to Ziyen, a Wyoming corporation, (“Ziyen”) for the purpose of rendering an opinion as to the legality of 10,000,000 shares of Ziyen's common stock, $0.001 par value per share, (“Shares”) to be offered and distributed by Ziyen pursuant to the Regulation A exemption from registration pursuant to Offering File No. 024-10585 under the Securities Act of 1933, as amended, by Ziyen with the U.S. Securities and Exchange Commission (the "SEC") on an amended Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation of Ziyen, there being no amendments thereto, the Bylaws of Ziyen provided by Ziyen’s management, selected proceedings of the board of directors of Ziyen authorizing the issuance of the Shares, a current draft of the amended Offering Statement, certificates of officers of Ziyen and of public officials, the form of stock certificate, and such other documents of Ziyen and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Ziyen has not appointed a transfer agent at the date of this opinion. I have assumed, with respect to persons other than directors and officers of Ziyen, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Ziyen against payment therefore at a price of $1.50 per share, as described in the amended Offering Statement, will be legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Wyoming Business Corporation Act; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris